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                                                            Exhibit 5(1)

                                  January 4, 1999

Harrah's Entertainment, Inc.
1023 Cherry Road
Memphis, Tennessee 38117

     Re:  Common Stock, Par Value $0.10 Per Share of
          Harrah's Entertainment, Inc. (the "Company")

Ladies and Gentlemen:

          I am the General Counsel of the Company. At your request, I have examined the Registration Statement on Form S-8 (the "Registration Statement"), which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 3,418,955 shares of common stock, par value $0.10 per share (the "Shares"), issuable pursuant to the Rio Hotel & Casino, Inc. 1995 Long-Term Incentive Plan, the Rio Hotel & Casino, Inc. Non-Statutory Stock Option Plan and the Rio Hotel & Casino, Inc. 1991 Directors' Stock Option Plan (each a "Rio Stock Option Plan", and collectively, the "Rio Stock Option Plans").

          The Shares will be issued under the Rio Stock Option Plans in accordance with the terms of each respective Rio Stock Option Plan. I am familiar with the proceedings undertaken in connection with the authorization and issuance of the Shares under the Rio Stock Option Plans. Additionally, I have examined such questions of law and fact as I have considered necessary or appropriate for purposes of this opinion.

          Based upon the foregoing, I am of the opinion that the Shares have been duly authorized, and upon the issuance of Shares under the terms of the Rio Stock Option Plans and delivery and payment therefor of consideration set forth in the Delaware General Corporation Law at least equal to the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

          I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to my name in the Registration Statement under the heading "Interests of Named Experts and Counsel."

                              Very truly yours,


                              /s/ E. O. Robinson, Jr.
                              -----------------------------
                              E. O. Robinson, Jr.
                              Senior Vice President and General Counsel